Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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January 27, 2025	TOKYO
TORONTO

Jabil Inc.

10800 Roosevelt Boulevard

Petersburg, Florida 33716

Re:	Jabil Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Jabil Inc., a Delaware corporation (the “Company”), in connection with the resale by Amazon.com NV Investment Holdings LLC, a Nevada limited liability company (the “Selling Stockholder”), of up to 1,158,539 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon exercise of a warrant (the “Warrant”) issued to the Selling Stockholder pursuant to the Warrant Agreement (as defined below).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3ASR (File No. 333-273111) of the Company relating to Common Stock and other securities of the Company filed on the July, 3, 2023 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

Jabil Inc.

January 27, 2025

(b) the prospectus, dated July 3, 2023 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the prospectus supplement, dated January 27, 2025 (together with the Base Prospectus, the “Prospectus”), relating to the resale of the Warrant Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) an executed copy of the Warrant;

(e) an executed copy of the Warrant Agreement, dated as of December 27, 2024 (the “Warrant Agreement”), by and among the Company and Amazon.com, Inc.;

(f) an executed copy of a certificate of Susan Wagner-Fleming, Vice President, Senior Deputy General Counsel and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(g) a copy of the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of January 27, 2025, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(h) a copy of the Company’s Amended and Restated Bylaws (the “Bylaws”), as in effect as of the date hereof, certified pursuant to the Secretary’s Certificate; and

(i) a copy of certain resolutions of the Board of Directors of the Company, dated December 24, 2024, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholder and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Selling Stockholder and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth below, we have assumed that (i) the Company receives the consideration for the Warrant set forth in the Warrant Agreement and the applicable board resolutions approving the issuance of the Warrant and the Warrant Shares and (ii) the issuance of the Warrant Shares has been registered in the Company’s share registry. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholder and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the Certificate of Incorporation and the factual representations and warranties set forth in the Warrant Agreement.

Jabil Inc.

January 27, 2025

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

As used herein, “Organizational Documents” means those documents listed in paragraphs (h) and (i) above.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Warrant Shares to be sold by the Selling Stockholders have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, upon valid exercise of the Warrant in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

In addition, in rendering the foregoing opinion we have assumed that:

(a) the Company’s issuance of the Warrant Shares does not and will not (i) except to the extent expressly stated in the opinion contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents, Warrant Agreement and those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended August 31, 2024, filed with the Commission on October 28, 2024, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments), and we have further assumed that the Company will continue to have sufficient authorized shares of Common Stock; and

(b) the Company’s authorized capital stock is as set forth in the Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Jabil Inc.

January 27, 2025

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

LKB